EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333–140205 on Form S–8 and in Registration Statement No. 333–146428 on Form S–3 of our report dated March 12, 2009, relating to the consolidated financial statements and financial statement schedules of EV Energy Partners, L.P. and the combined financial statements of the Combined Predecessor Entities, and the effectiveness of EV Energy Partners L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10–K of EV Energy Partners, L.P. for the year ended December 31, 2008.

Houston, Texas
March 12, 2009